Exhibit 4.24

Execution Version

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

*

AS PURCHASER

AND

EHI CAR SERVICES LIMITED

AS SELLER

JUNE 2, 2015

SHANGHAI, THE PEOPLE’S REPUBLIC CHINA

* Indicate that certain information contained herein has been omitted. Confidential treatment has been requested with respect to the omitted portions.

ii

iii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated June 2, 2015, is entered into by and between *, a company duly incorporated and existing under the laws of the British Virgin Islands (the “Purchaser”), EHI CAR SERVICES LIMITED, a company duly incorporated and existing under the laws of the Cayman Islands (the “Seller”), and * (the “Guarantor”). For purposes of this Agreement (as defined below), the Purchaser, the Seller, and the Guarantor are referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Seller solely owns the entire 100 Ordinary Shares (the “Transferred Shares”) in Elite Plus Developments Limited (添傑發展有限公司), a company incorporated under the laws of the British Virgin Islands (the “Company”), which represent all of the issued and outstanding shares in the Company;

WHEREAS, the Company owns the Didi Shares (as defined below) in Xiaoju Kuaizhi Inc., an exempted company incorporated under the laws of Cayman Islands (“Didi”). On April 21, 2014, the Seller, through the Company, invested US$25,000,000 for subscribing series B preferred shares of Travice Inc. (an exempted company with limited liability incorporated under the laws of the Cayman Islands), which developed and operates Kuaidi mobile taxi and car calling service provider, representing 8.4% of the then outstanding share capital of Travice Inc. Travice Inc. also issued warrants to the Company to purchase 4,684,074 additional series C preferred shares of Travice Inc. On February 9, 2015, Travice Inc. entered into the Agreement and Plan of Merger with Xiaoju Science and Technology Limited (an exempted company with limited liability incorporated under the laws of the Cayman Islands), pursuant to which Travice Inc. merged with and into Xiaoju Science and Technology Limited, with the latter continuing as the surviving company. Upon this merger becoming effective, the name of the surviving company has been changed to “Xiaoju Kuaizhi Inc”. As a result, as of the date of this Agreement, the Company owns the Didi Shares (as defined below) representing * of the share capital of Xiaoju Kuaizhi Inc. on a fully-diluted basis;

WHEREAS, the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, on the terms and subject to the conditions set forth herein, the Transferred Shares, resulting in the Purchaser solely holding one hundred per cent (100%) of the share capital of the Company and thereby holding its Didi Shares (as defined below) as a result of the acquisition of the Transferred Shares;

WHEREAS, the Guarantor has a Controlling interest in the Purchaser;

NOW, THEREFORE, in consideration of the premises set forth above, the mutual representations, warranties, covenants, agreements and other mutual understandings and obligations hereunder contained, and intending to be legally bound, the Parties hereby agree as follows:

* Indicate that certain information contained herein has been omitted. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE I
Definitions

Section 1.1                                    Certain Definitions

Unless otherwise defined herein, the capitalized terms used in this Agreement shall have the following meanings:

“Affiliate” means, with respect to any Party, any Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Party.

“Agreement” means this Share Purchase Agreement (together with all appendixes attached hereto) entered into by and between the Parties, as the same may be duly supplemented or amended from time to time.

“Business Day” means a day that is not a Saturday or Sunday or any other day on which banks in the PRC, Hong Kong, the Cayman Islands or the British Virgin Islands are required or authorized to be closed.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Closing” has the meaning ascribed to it in Section 2.3.

“Closing Date” has the meaning ascribed to it in Section 2.3.

“Company” has the meaning ascribed to it in the Recitals.

“Conditions Precedent to Closing” has the meaning ascribed to it in Article VI.

“Confidential Information” has the meaning ascribed to it in Section 5.3.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Debt” has the meaning ascribed to it in Section 3.9.

“Didi” has the meaning ascribed to it in the Recitals.

“Didi Ancillary Documents” means (i) the Didi Shareholders Agreement, (ii) the Didi ROFR Agreement, and (iii) the non-compete undertaking dated February 11, 2015 by and between the Company and Didi.

“Didi Memorandum and Articles” means the Memorandum of Association of Didi and the Articles of Association of Didi, as each may be amended and/or restated from time to time.

“Didi ROFR Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 27, 2015, among the Company, Didi and certain other parties therein, as may be amended or supplemented from time to time.

“Didi Shares” means * Series A4 Preferred Shares in Didi owned by the Company, representing * of the share capital of  Didi (on a fully-diluted basis) as of the date of this Agreement.

“Didi Shareholders Agreement” means the Amended and Restated Shareholders Agreement, dated as of May 27, 2015, among the Company, Didi and certain other parties therein, as may be amended or supplemented from time to time.

“Documents Submitted at the Closing” has the meaning ascribed to it in Section 2.6.

“Government Authority” means supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, agency, Tax bureau, subdivision, instrumentality or other regulatory, administrative, judicial or arbitral authority, and any securities exchange on which the securities of any Party or its Affiliates are listed.

“Guarantor” has the meaning ascribed to it in the Preamble.

“HKIAC Rules” has the meaning ascribed to it in Section 9.3(a).

“Indemnifiable Loss” means, with respect to any Person, any action, claim (whether actual or prospective, based on contract, tort or any other theory and including as may be commenced by third parties), cost, Tax, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty, settlement, suit of any kind or nature, together with all fees and expenses (including reasonable attorney’s fees and legal expenses) incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, including, without limitation, any Taxes that may be payable by such Person by reason of the indemnification of any Indemnifiable Loss hereunder, other than Taxes that would have been payable notwithstanding the event giving rise to indemnification.

“Law” means any national, federal, state, provincial, local or multinational law, statute or ordinance, common law, Tax law, or any rule, regulation, directive, treaty

* Indicate that certain information contained herein has been omitted. Confidential treatment has been requested with respect to the omitted portions.

provision, governmental guidelines or interpretations having the force of law, permits and orders of any Government Authority.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any lien (including tax lien), encumbrance, pledge, mortgage, security interest, charge, option, restrictive covenant, right of first refusal, right of first offer, easement or other restriction having similar effect.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Company taken as a whole, (ii) material impairment of the ability of any party to perform the material obligations of such party under any Transaction Documents, or (iii) material impairment of the validity or enforceability of this Agreement against any party hereto or thereto.

“Memorandum and Articles” means the Memorandum of Association of the Company and the Articles of Association of the Company, as each may be amended and/or restated from time to time.

“Order” means any written order, injunction, judgment, decree, legally binding notice, ruling, writ, assessment or arbitration award of a Government Authority.

“Ordinary Shares” means the ordinary shares, par value US$1.00 per share, in the capital of the Company.

“Party” has the meaning ascribed to it in the Preamble.

“Permit” means any approval, authorization, consent, license, permit or certificate of or issued by a Government Authority.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Government Authority or other entity.

“PRC” or “China” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan.

“Purchaser” has the meaning ascribed to it in the Preamble.

“Purchase Price” has the meaning ascribed to it in Section 2.2.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning ascribed to it in the Preamble.

“Subsidiary” means any Person Controlled by the Company, directly or indirectly, whether through contractual arrangements or through ownership of equity securities, voting power or registered capital.

“Tax” or “Taxes” means (a) any PRC national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all income (including enterprise income tax and individual income withholding tax), documentation (including stamp duty and deed tax), filing, recording and other taxes, charges, fees, levies, or other assessments of any kind whatsoever as applicable, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any PRC Government Authority in connection with any item described in clause (a) above, and (c) any form of transferor liability imposed by any PRC Government Authority in connection with any item described in clauses (a) and (b) above.

“Transaction Documents” means this Agreement and each of the other agreements and documents otherwise delivered pursuant to this Agreement.

“Transferred Shares” has the meaning ascribed to it in the Recitals.

Section 1.2                                    Interpretation and Rules of Construction.

(a)                                 Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                                     the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii)                                  any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii)                               any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv)                              the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(v)                                 words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vi)                              when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(vii)                           the term “non-assessable,” when used with respect to any Shares, means that no further sums are required to be paid by the holders thereof in connection with the issue thereof; and

(viii)                        except as otherwise provided herein, any reference in this Agreement to $ or US$ means U.S. dollars, the lawful currency of the United States.

(b)                                 In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
Sale and Purchase of Shares

Section 2.1                                    Sale and Purchase of Shares.  Upon the terms and subject to the conditions contained herein, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, for the considerations specified in Section 2.2, the Transferred Shares in the Company, free from all Liens and other security interests and together with all rights now or hereafter attaching thereto, including all rights to any dividends or other distributions declared, made or paid after the date of this Agreement, but subject to the limitations as provided by the Didi Memorandum and Articles, and the Didi Ancillary Agreements.  At the Closing, the Purchaser shall hold one hundred per cent (100%) of the share capital of the Company and thereby hold the Didi Shares free from any pledges and other security interests as a result of the acquisition of the Transferred Shares.

Section 2.2                                    Purchase Price. The purchase price for the Transferred Shares (the “Purchase Price”) shall be US$160,875,000.  The Purchase Price shall be paid by the Purchaser or a Person designated by the Purchaser to the Seller at the Closing in a lump sum via wire transfer of immediately available funds in US$ into an account to be designated by the Seller in a written wiring instruction delivered to the Purchaser on the date hereof.

Section 2.3                                    Closing Date. Subject to the terms and conditions of this Agreement, the completion of the sale and purchase of the Transferred Shares as contemplated by this Agreement (the “Closing”) shall take place on June 8, 2015 or any other date as the Parties may agree upon in writing, at the office of O’Melveny and Myers LLP, 37F Tower 1, Plaza 66, 1266 Nanjing Road (West), Shanghai, China. The date on which the Closing actually occurs shall be the “Closing Date” under this Agreement.

In the event that any of the Conditions Precedent to Closing as set forth in Article VI is not satisfied by the Seller or waived by the Purchaser, the Purchaser may elect not to close.

Section 2.4                                    Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser: (a) an instrument of transfer in the form of Exhibit A hereto with respect to the Transferred Shares, duly executed by the Seller, (b) the original share certificate or certificates (duly signed and sealed for and on behalf of the Company) in the name of the Purchaser, dated as from the Closing Date and duly executed on behalf of the Company, evidencing the sole ownership by the Purchaser of all of the Transferred Shares, (c) the true copy of the register of members, certified by the registered agent of the Company to be a true and complete copy thereof, evidencing the Purchaser being the sole shareholder of the Company, (d) the electronic copy of the certificate of good standing of the Company, dated no earlier than five (5) days prior to the Closing, (e) the certified true copy of the register of directors, evidencing the Person designated by the Purchaser being the sole director of the Company, (f) the original copy of the share certificate in the name of the Company evidencing its ownership of the Didi Shares, (g) the scanned certified true copy of the register of members and the certificate of good standing of Didi, dated no earlier than five (5) days prior to the Closing, (h) the whole set of the company kit in respect of the Company under the Seller’s control, including the original register of directors, all seals and chops (if any) of the Company, (i) a compliance certificate dated as of the Closing signed by the Seller in the form attached hereto as Exhibit B, and (j) the original copy of transaction documents and any other agreements or contracts to which the Company is a party that are under the Company’s possession, including but not limited to those that the Company has entered into for purposes of the Didi Shares.

Section 2.5                                    Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller an instrument of transfer in the form of Exhibit A hereto with respect to the Transferred Shares, duly executed by the Purchaser.

Section 2.6                                    Closing Procedure.  Upon the above closing deliverables are delivered in accordance with Section 2.4 and Section 2.5 (the “Documents Submitted at the Closing”), the Seller and the Purchaser shall respectively review and examine the Documents Submitted at the Closing. After the Parties confirm the correctness of such documents, the Seller and the Purchaser shall, without any delay, jointly sign (i) the document receipt confirmation; and (ii) the Closing confirmation notice.

The Seller undertakes that, starting from the Closing Date and subject to the payment in full by the Purchaser in accordance with Section 2.2, the Purchaser shall have the exclusive ownership of the Transferred Share free from any interference to the extent protected by the applicable laws.

ARTICLE III
Representations and Warranties of the Seller

The Seller represents and warrants to the Purchaser that the following statements contained in this Article III has been and will till Closing continue to be true, correct and complete with respect to the Company:

Section 3.1                                    Organization and Good Standing.  The Seller is a company duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or formation.

The Company is a company duly incorporated, validly existing and in good standing as a legal person under the Laws of the jurisdiction of its incorporation or formation. The Company has lawfully held the Didi Shares free from all lien and other security interests, subject to the limitation as provided by the Didi Memorandum and Articles, and the Didi Ancillary Agreements. The Seller has made available to the Purchaser true, complete and correct copies of the Company’s articles of incorporation, bylaws, registers and/or other organizational documents.

There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, restrictions or rights of any character to which the Company is a party or by which the Company may be bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares, or obligating it to grant, extend or enter into any such option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement or right.  The Company does not have outstanding any bonds, debentures, notes or other indebtedness.

Section 3.2                                    Legal Proceedings.  There are no pending action, arbitration, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) (the “Proceedings”) (i) commenced by or against the Company, or otherwise affecting the transactions contemplated hereby or the holding of the Didi Shares by the Company; and (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions as contemplated by this Agreement. To the best knowledge of the Seller, no such Proceedings have been threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the comment of any such Proceedings.

Section 3.3                                    Compliance with Laws.  The Company has complied with all applicable laws, regulations or judgment, arbitral award or decrees of any court, tribunal or Government Authority. The Company has received no notice or communication from any Government Authority alleging any non-compliance.

Section 3.4                                    Authorization.  The Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and this Agreement constitutes the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms.

Section 3.5                                    Insolvency.  The Seller has never been subject to or is not currently threatened by, any insolvency, liquidation or dissolution procedure, including bankruptcy or composition. The Transferred Shares of the Company have never been and will not be subject to any insolvency, liquidation or dissolution procedure, including bankruptcy or composition with creditors or the like. The Company has never been and will not be subject to any insolvency, liquidation or dissolution procedure, including bankruptcy or composition with creditors or the like.

Section 3.6                                    Conflicts; Consents of Third Parties.

(a)                                 None of the execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby by the Seller will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association or comparable organizational documents of the Seller, (ii) the Memorandum and Articles, and (iii) any Law or Order applicable to the Seller and to the Company.

(b)                                 Except the limitations as provided by the Didi Memorandum and Articles, and the Didi Ancillary Agreements, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required on the part of the Seller in connection with the execution and delivery of this Agreement by the Seller or consummation of the transactions contemplated hereby by the Seller.

Section 3.7                                    Ownership and Transfer of Shares.  The Seller is the sole record and beneficial owner of the Transferred Shares, free and clear of all Liens. The Company is the sole record and beneficial owner of the Didi Shares, free and clear of all pledges and other security interests, subject to the limitation as provided by the Didi Memorandum and Articles, and the Didi Ancillary Agreements. The Seller has the power to sell, transfer, assign and deliver the Transferred Shares as provided in this Agreement and, upon transfer and delivery of the Transferred Shares to the Purchaser and payment therefor in accordance with this Agreement and entry of the name of the Purchaser as the sole holder of the Transferred Shares in the register of members of the Company, such transfer and delivery will convey to the Purchaser good and marketable title to such Transferred Shares, free and clear of all Liens, subject to the terms and conditions of the Memorandum and Articles and the Didi Ancillary Agreements. Each Transferred Share is duly authorized, validly issued, fully paid and non-assessable.

Section 3.8                                    Tax Matters.  The Company is under no liability to pay any Tax or any penalty or interest in connection with any claim for Taxes.

Section 3.9                                    Indebtedness.  The Company has no Debt. The Companies is not a guarantor or indemnitor of any Liabilities of any other Person.  For purposes of this Section 3.9, “Debt” means for the Company all indebtedness for borrowed money, including loans, notes payable, deferred consideration, financial obligations and notes, bank overdrafts, any liability under acceptances, credit care overdrafts, monies due under capitalized leases or financial leases (but excluding operating leases), or for the deferred purchase price of property or services for which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which the Company otherwise assures a creditor against loss, including bank debt, bank fees, shareholder debt, vendor debt and prepayment penalties.

Section 3.10                             No Other Representations or Warranties.  Except for the representations and warranties made by the Purchaser contained in Article IV, the Purchaser makes no and has not made any other express or implied representation or warranty with respect to any matter relating to the transactions contemplated hereunder. For the avoidance of doubt, the obligations and the covenants of the Purchaser set forth in other sections of this Agreement shall not been regarded as representations or warranties of the Purchaser in any respect.

ARTICLE IV
Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Seller the following statements contained in this Article IV has been and will till Closing continue to be true, correct and complete:

Section 4.1                                    Organization and Good Standing.  The Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

Section 4.2                                    Authorization.  The Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and each of the other Transaction Documents to which the Purchaser is a party will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which the Purchaser is a party will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms.

Section 4.3                                    Conflicts; Consents of Third Parties.

(a)                                 None of the execution, delivery and performance by the Purchaser of this Agreement or the other Transaction Documents to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby by the Purchaser will breach or conflict with, or result in any violation of or default under any provision of (i) the memorandum and articles of association of the Purchaser; and (ii) any Order or Law applicable to the Purchaser.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby by the Purchaser, except any such consent, waiver, approval, Order, Permit, declaration, filing or notification the absence of which would not materially and adversely affect the ability of the Purchaser to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.4                                    Sufficiency of Funds.  The Purchaser has sufficient available cash in United States dollars to pay the Purchase Price and all related fees and expenses for which it will be responsible, and affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that it obtains financing for or related to any of the transactions contemplated hereby.

Section 4.5                                    Status of the Purchaser.  The Purchaser is (i) purchasing the Transferred Shares outside the United States in compliance with Regulation S under the Securities Act, or (ii) is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act.  Neither the Purchaser nor any Person Controls the Purchaser is a Tencent Competitor or an Alibaba Competitor, in each case as defined in the Didi ROFR Agreement, or a Person whose principal business is in direct competition with the business of the Didi.

Section 4.6                                    Purchase for Own Account. The Purchaser is acquiring the Transferred Shares solely for investment for its own account, not as a nominee or agent, and not with a view to distribute any part thereof.

Section 4.7                                    Restricted Shares. The Purchaser understands and acknowledges that the Transferred Shares have not been and will not (at or prior to the Closing) be qualified or registered under the Securities Act or registered or listed publicly pursuant to any other applicable securities Laws of any other jurisdiction, on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act or the registration and listing requirements of any other applicable securities Laws, and that the reliance of the Seller on such exemption is predicated in part on the accuracy of the Purchaser’s representations and warranties set forth in this Agreement. The Purchaser understands and acknowledges that the Transferred Shares are “restricted securities” within the meaning of Rule 144 of the Securities Act as they are being acquired from the Seller in a transaction not involving a public offering and that the Transferred Shares may be viewed as restricted securities under any or all applicable securities Laws of any other jurisdiction. The Purchaser further understands and acknowledges that the Transferred Shares may be resold without registration under the Securities Act or any other applicable laws only in certain limited circumstances and that, in the absence of an effective registration statement covering the Transferred Shares or an available exemption from registration, the Transferred Shares must be held indefinitely.  The Purchaser is fully aware of the rights of Didi and its shareholders as provided by the Didi Memorandum and Articles and the Didi Ancillary Agreements.

Section 4.8                                    No Other Representations or Warranties. Except for the representations and warranties made by the Seller contained in Article III, the Seller makes no and has not made any other express or implied representation or warranty with respect to any matter relating to the transactions contemplated hereunder.  For the avoidance of doubt, the obligations and the covenants of the Seller set forth under other sections of this Agreement shall not been regarded as representations or warranties of the Seller in any respect.

ARTICLE V
Covenants

Section 5.1                                    Further Assurances.  Each Party shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate and do all things (including to execute and deliver documents and other papers) necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. At any time and from time to time after the Closing, the Seller shall execute and deliver such instruments and take such action as the Purchaser may reasonably request to evidence and confirm the Purchaser’s rights to, title in and ownership of, the Transferred Shares, or to place the Purchaser in actual possession thereof, or to assist the Purchaser in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.  If the Purchaser receives any question or objection from Didi or any of its shareholders regarding the transactions contemplates under this Agreement, the Purchaser shall forward such question or objection to the Seller on the same day of receiving the same.

Section 5.2                                    Tax Matters.  Each Party shall be respectively responsible for any and all taxes or other governmental charges imposed in connection with the consummation of the transactions contemplated by this Agreement in accordance with the applicable laws. For the avoidance of any doubt, the Seller shall be solely and fully responsible for any and all income and capital gain taxes or other governmental charges relating to such income and capital gain taxes arising from sale of the Transferred Shares in accordance with the applicable Laws, including but not limited to, the Circular on the Several Issues regarding the Enterprise Income Tax of the Non-Resident Enterprise Indirectly Transferring Assets (《关于非居民企业间接转让财产企业所得税若干问题的公告》), promulgated by the PRC State Tax Administration on February 3, 2015 as Circular No. 7, and pay the relevant tax if so required by the relevant tax authority in accordance with the applicable laws.  Upon the completion of the relevant tax filing and payment, the Seller shall deliver the Purchaser a copy of the relevant tax receipt duly issued by the relevant tax authority as soon as possible, but no later than 5 Business Days after the receipt by the Seller.

Section 5.3                                    Confidentiality and Publicity.

(a)                                 A Receiving Party hereby agrees that it will, and will cause its respective Affiliates and its and their respective representatives to hold in strict confidence all information with respect to the other Parties, the Company and its Subsidiaries and their businesses, the terms and conditions of the Transaction Documents and the Didi Ancillary Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all non-public records, books, contracts, instruments, computer data and other data and information, whether in written, verbal, graphic, electronic or any other form, provided by a Disclosing Party or its representatives to a Receiving Party or its representatives (except to the extent that such information has been (i) already in such Receiving Party’s possession prior to the disclosure or obtained by a Receiving Party from a source other than the Disclosing Parties or their representatives, provided that, to a Receiving Party’s knowledge, such source is not prohibited from disclosing such information to it or its representatives by a contractual, legal or fiduciary obligation to the Disclosing Parties or their representatives, (ii) in the public domain through no breach of the confidentiality obligations under this Agreement by a Receiving Party, or (iii) independently developed by a Receiving Party or on its behalf) (the “Confidential Information”).  Notwithstanding the foregoing, a Receiving Party may disclose the Confidential Information (A) to its shareholders and representatives so long as such persons are subject to appropriate nondisclosure obligations, (B) pursuant to Law or requests or requirements from any Government Authority or other applicable judicial or governmental order, or (C) with the prior written consent of the Disclosing Parties.  In the event that a Receiving Party hereto is requested or required by Law, Government Authority or other applicable judicial or governmental order to disclose any Confidential Information, such Receiving Party shall, to the extent legally permissible, provide the Disclosing Parties with sufficient advance written notice of such request or requirement and, if requested by the Disclosing Parties (at the Disclosing Parties’ sole expense), assist the Disclosing Parties in seeking a protective order or other appropriate remedy to limit or minimize such disclosure.  Each Party, to the extent that it discloses Confidential Information, is referred to herein as a “Disclosing Party”.  Each Party, to the extent that it receives Confidential Information, is referred to herein as a “Receiving Party”.

(b)                                 No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser (in the case of a proposed release or announcement by the Seller) or of the Seller (in the case of a proposed release or announcement by the Purchaser), unless otherwise required by Law or Government Authority. Notwithstanding the above, the Purchaser understands that Seller is legally required to make press releases regarding the transactions contemplated hereunder, and hereby consents in writing to such press releases to be made by the Seller, including the disclosure of the Purchaser’s identity and the amount of Purchase Price.  If the Purchaser of any Affiliate of the Purchaser is required by Law or Government Authority to make any press release or public announcement regarding the transactions completed hereunder, the Purchaser shall seek the Seller’s prior written consent with respect of the content of such press release or public announcement.

Section 5.4                                    Negative Covenants.  As from the date of this Agreement through the earlier of (i) the Closing Date and (ii) the termination of this Agreement, except with the prior written consent of the Purchaser, and except as otherwise provided explicitly hereunder, the Seller shall not and shall cause the Company not to:

(a)                                 amend the Charter Documents of the Company;

(b)                                 sell, transfer, mortgage, pledge or create or permit to be created any security interests on, any of the assets of the Company or the Didi Shares;

(c)                                  (1) incur any obligation or Liabilities of the Company; (2) incur any indebtedness for borrowed money of the Company; (3) assume or guarantee or otherwise become responsible for any indebtedness for any Person by the Company;

(d)                                 (1) grant any option, warrant or other right to purchase, or to convert any obligation into, the share capital of the Company, (2) declare or pay any dividend or other distribution with respect to any share capital of the Company;

(e)                                  take any actions that would result in any of the representations or warranties made in Article III hereof being untrue;

(f)                                   take any actions that would adversely affect the performance and validity of this Agreement; or

(g)                                  enter into any agreement or arrangement to do any of the things set forth above.

Section 5.5                                    Compliance with Didi Documents.  The Purchaser is fully aware of the restrictions and requirements under the Didi Memorandum and Articles and Didi Ancillary Documents. The Purchaser shall, and shall procure that the Company will, comply with all terms and provisions of the Didi Memorandum and Articles and Didi Ancillary Documents after the Closing Date.

Section 5.6                                    Unwinding of Transactions.  If a non-appealable judgment or award made by the competent courts or arbitration tribunals requires that the transaction contemplated hereunder shall be unwound or partially unwound, then each of the Purchaser and the Seller will use its best efforts to fulfill.

ARTICLE VI
Conditions Precedent to Closing

Unless otherwise provided for under Article VI, the occurrence of the Closing shall be contingent upon and subject to the satisfaction of each of the following conditions precedent prior to or upon the Closing Date (the “Conditions Precedent to Closing”)

Section 6.1                                    Conditions Precedent to Closing to Be Satisfied by the Seller. The Seller shall satisfy, on or prior to the Closing Date, each of the following conditions (any or all of which may be waived in writing by the Purchaser in its sole discretion in whole or in part):

(a)                                 All of the representations and warranties in Article III are true, correct and complete and any document or instrument delivered to the Purchaser hereunder in all respects on the date of this Agreement and shall be true, correct and complete on the Closing Date as if then made;

(b)                                 The Seller shall have duly performed and complied with, in all respects, each of the covenants, obligations and agreements as required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)                                  No Proceedings shall have been threatened or instituted against any Company or the Seller seeking to enjoin, challenge the validity of, or assert any Liability against any of them on account of, any transactions contemplated by this Agreement, the holding of the Didi Shares by the Company;

(d)                                 There shall have been no Material Adverse Effect on the Company and the holding the Didi Shares by the Company.

Section 6.2                                    Conditions Precedent to Closing to Be Fulfilled by the Purchaser. The Purchaser shall fulfill, prior to or on the Closing Date, each of the following conditions (any or all of which may be waived in writing by the Seller in his sole discretion in whole or in part):

(a)                                 All of the representations and warranties in Article IV are true, correct and complete in all respects on the date of this Agreement and shall be true, correct and complete on the Closing Date as if then made;

(b)                                 The Purchaser shall have performed and complied with, each of the covenants, obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date; and

(c)                                  The Purchaser shall have sent Didi a written notice in the form attached as Exhibit C (the “Notice to Didi”), and the Purchaser and the Seller shall have received written acknowledgment countersigned by Didi on the Notice to Didi.  Since the delivery of the Notice to Didi, neither Didi nor any of its shareholders has raised any objection to the transactions contemplated under this Agreement.

ARTICLE VII
Termination

Section 7.1                                    Effectiveness and Termination of Agreement.  This Agreement shall come into force on the date of this Agreement. Upon the occurrence of any of the following events within the period between the execution of this Agreement and the Closing Date (including the Closing Date), this Agreement shall be terminated:

(a)                                 automatically on the thirtieth (30th) day after the date hereof, if the Closing shall not have occurred on or prior to such date, unless such date is extended by the mutual written consent of the Seller and the Purchaser; provided, however, that this Section 7.1(a) shall not apply if the failure of the Closing to occur by such date is caused by the breach by a Party of any of its representations, warranties, covenants or agreements herein, unless the non-breaching Parties have consented in writing to such termination; or

(b)                                 by mutual written consent of the Seller and the Purchaser.

Section 7.2                                    Procedure Upon Termination.  In the event of termination by the Purchaser or the Seller pursuant to Section 7.1 hereof, written notice of such termination shall forthwith be given to the other Parties, and this Agreement shall thereupon terminate without further action by any Party.

Section 7.3                                    Effect of Termination.  In the event that this Agreement is validly terminated in accordance with Section 7.1 and Section 7.2, each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any Party; provided, that no such termination shall relieve any Party hereto from liabilities for a breach of any of its covenants or agreements or its representations and warranties contained in this Agreement prior to the date of termination, and provided, further, that Section 5.3, this Section 7.3, and Article IX shall survive any such termination.

Section 7.4                                    Indemnification by the Seller.  The Seller shall pay, hold harmless and indemnify the Purchaser from and against, any and all Indemnifiable Losses incurred by the Purchaser, resulting from or relating to the following:

(a)                                 any breach or inaccuracy (whether intentional or not) of any representations or warranties of the Seller under this Agreement; or

(b)                                 any breach (whether intentional or not) of any covenants of the Seller under this Agreement; or

(c)                                  any failure of the Seller to perform any obligations under this Agreement.

The waiver by the Purchaser of any Condition Precedent to Closing relating to the accuracy of any representation or warranty of the Seller, or relating to the performance of or compliance with any covenant or obligation by the Seller, will not affect the Purchaser’s right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

Section 7.5                                    Indemnification by the Purchaser. Each of the Purchaser and the Guarantor shall, on a joint and several basis, pay, hold harmless and indemnify the Seller from and against, any and all Indemnifiable Losses incurred by the Seller, resulting from or relating to the following:

(a)                                 any breach or inaccuracy (whether intentional or not) of any representations or warranties of the Seller under this Agreement; or

(b)                                 any breach (whether intentional or not) of any covenants of the Seller under this Agreement; or

(c)                                  any failure of the Purchaser to perform any obligations under this Agreement; or

(d)                                 any objection, claims, disputes or legal actions (including but not limited to that initiated by Didi or its shareholders) against the Seller or its Affiliates in direct connection with the Didi ROFR Agreement and/or the Company’s investment in Didi that are initiated within one (1) year after the Closing, which have been determined by the competent courts or arbitration tribunals against the Seller or its Affiliates or otherwise settled by the Seller with the Purchaser’s prior written consent; and/or all Indemnifiable Losses in direct connection with any unwinding or partial unwinding of the transactions contemplated hereunder which have been determined by the competent courts or arbitration tribunals against the Seller or its Affiliates; or

(e)                                  any claims, disputes or legal actions (including but not limited to that initiated by the Seller’s shareholders) against the Seller or its Affiliate in direct connection with any such matter as set forth in Section 7.5(d) above that are initiated within one (1) year after the Closing, which have been determined by the competent courts or arbitration tribunals against the Seller or its Affiliates or otherwise settled by the Seller with the Purchaser’s prior written consent.

For the avoidance of doubt, the indemnification obligations of the Purchaser under Section 7.5(d) and Section 7.5(e) shall be discharged when the Purchaser has produced and presented to the Seller such evidence reasonably satisfactory to the Seller that each of Didi and the relevant shareholders of Didi (i) acknowledges the transactions contemplated hereunder and (ii) does not raise any objection to the transactions contemplated hereunder.

In the event of unwinding or partial unwinding of the transactions contemplated hereunder due to any reason, the Seller shall refund the Purchase Price immediately to the Purchaser subject to the following sentence.  If any non-appealable judgments or arbitration awards in direct connection with Section 7.5(d) and Section 7.5(e) have been rendered by the competent courts or arbitration tribunals against the Seller or its Affiliates when the unwinding is determined to be conducted, the Seller shall be entitled to deduct from, and offset against, any funds paid by the Purchaser in accordance with this Agreement, all Indemnifiable Losses incurred by the Seller as determined in such non-appealable judgments or arbitration awards.

ARTICLE VIII
Limitation on Liabilities

Section 8.1                                    Survival of Representations, Warranties and Covenants.  The representations and warranties of the Seller in Article III shall survive the Closing until the date that is twenty four (24) months following the Closing Date, and other representations and warranties of the Seller contained in this Agreement shall not survive the Closing.  The representations and warranties of the Seller in Article IV shall survive the Closing until the date that is twenty four (24) months following the Closing Date, and other representations and warranties of the Purchaser contained in this Agreement shall not survive the Closing. Notwithstanding the foregoing, the covenants or other agreements of the Seller and the Purchaser contained in this Agreement that by their terms are to be performed after the Closing shall survive the Closing in accordance with their terms, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Purchaser or the Seller, as applicable.

Section 8.2                                    Limitation.  Notwithstanding anything to the contrary contained in this Agreement, no amount of indemnity or compensation shall be payable by the Seller under this Agreement unless (i) the aggregate amount of losses suffered cumulatively by the Purchaser has exceeded US$500,000, in which case the Purchaser shall be entitled to recover from the Seller the entire amount of losses suffered by it, and (ii) the claim is notified to the Seller in writing by the Purchaser within two (2) years from the Closing Date, specifying the material aspects of such claim, including the nature and basis of such claim, the individual items included in such claim, and the aggregate amount of such claim. The Seller shall, under no circumstances, be obligated hereunder to indemnify the Purchaser in respect of any and all losses suffered by the Purchaser in an aggregate amount in excess of 100% of the Purchaser Price.

Notwithstanding anything to the contrary contained in this Agreement, no amount of indemnity or compensation shall be payable by the Purchaser under this Agreement unless (i) the aggregate amount of losses suffered cumulatively by the Seller has exceeded US$500,000, in which case the Seller shall be entitled to recover from the Seller the entire amount of losses suffered by it, (ii) the claim is notified to the Purchaser in writing by the Seller within two (2) years from the Closing Date, specifying the material aspects of such claim, including the nature and basis of such claim, the individual items included in such claim, and the aggregate amount of such claim. The Purchaser shall, under no circumstances, be obligated hereunder to indemnify the Seller in respect of any and all losses suffered by the Seller in an aggregate amount in excess of 100% of the Purchaser Price.

Section 8.3                                    Exclusions. The limitation of liabilities as set forth by this Article VIII shall not apply (i) where any breach hereof arises from any fraud, willful misconduct and gross negligence on the part of the breach Party or its Affiliates or (ii) where there is any failure on the part of the Seller to pay any Tax or other governmental charges arising from the sale of the Transferred Shares in accordance with Section 5.2 above.

ARTICLE IX
Miscellaneous

Section 9.1                                    Expenses.  Each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby.

Section 9.2                                    Governing Law. This Agreement will be governed by and construed in accordance with the laws of Hong Kong without giving effect to any choice or conflict of law provision or rule thereof.

Section 9.3                                    Arbitration.

(a)                                 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules.  The HKIAC Rules are deemed to be incorporated by reference to this clause.  The tribunal shall be comprised of three arbitrators. The Purchaser and the Seller shall each nominate one arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the party-nominated arbitrators.  The arbitration shall be conducted in English.  Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, other than any proceedings to seek the remedies of specific performance as contemplated by Section 9.5.

(b)                                 The award of the arbitral tribunal shall be final and binding on the Parties.  The Parties agree that they will not have recourse to any judicial proceedings, in any jurisdiction whatsoever, for the purpose of seeking appeal, annulment, setting aside, modification or any diminution or impairment of its terms or effect insofar as such exclusion can validly be made. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

Section 9.4                                    Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) and the other Transaction Documents represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser and the Seller (who shall be deemed to have validly signed on behalf of all Seller). No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.5                                    Specific Performance.  The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement in accordance with Article VII, each Party shall be entitled to specific performance of the terms hereof. It is accordingly agreed that prior to such termination, each Party shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity.

Section 9.6                                    Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed effectively given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax (with written confirmation of transmission) or e-mail or (iii) two (2) Business Days following the day sent by international overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Purchaser or the Guarantor, to:

Address: *

Email: *

Attention: *

With a copy (which shall not constitute notice) to:

Address: *

Email: *

Attention: *

If to the Seller, to:

eHi Car Services Limited

Unit 12/F, Building No.5, Guosheng Center
388 Daduhe Road, Shanghai, 200062
The People’s Republic of China

Fax:                                                                       +86 21 5489 1121

E-mail:                                                        Colin.Sung@ehi.com.cn

Attention:                                           Chief Financial Officer

With a copy (which shall not constitute notice) to:

O’Melveny and Myers LLP
37F, Tower 1, Plaza 66, 1266 Nanjing Road West, 200040

Shanghai, the PRC

Fax:                                                                         +86 (21) 2307 7300
Email:                                                              pku@omm.com
Attention:                                           Portia Ku, Esq.

Section 9.7                                    Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.8                                    Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by (i) the Seller, directly or indirectly (by operation of law or otherwise), without the prior written consent of

* Indicate that certain information contained herein has been omitted. Confidential treatment has been requested with respect to the omitted portions.

the Purchaser, and (ii) the Purchaser directly or indirectly (by operation of law or otherwise), without the prior written consent of the Seller, and any attempted assignment in violation of this Section 9.8 shall be void.

Section 9.9                                    Counterparts. This Agreement may be executed and delivered by electronic or facsimile transmission, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

PURCHASER

*

By:	/s/ *
Name:*
Title: Director

I, being the legal spouse of *, hereby acknowledge and consent to this Agreement and the transactions contemplated hereunder.

By:
Name:*

GUARANTOR

*

By:	/s/ *
Name:*
Title: General Partner

* Indicate that certain information contained herein has been omitted. Confidential treatment has been requested with respect to the omitted portions.

[Signature page to the Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

SELLER

EHI CAR SERVICES LIMITED

By:	/s/ ZHANG, Ruiping
Name: ZHANG, Ruiping
Title: Director

[Signature page to the Share Purchase Agreement]

EXHIBIT A

FORM OF INSTRUMENT OF TRANSFER

INSTRUMENT OF TRANSFER

Elite Plus Developments Limited
(the “Company”)

[DATE]

FOR VALUE RECEIVED,

EHI CAR SERVICES LIMITED (the “Transferor”) hereby sells, assigns and transfers to:

*, a company incorporated under the laws of British Virgin Islands having its address at * (the “Transferee”), the following Shares in the Company:

The Entire 100 Ordinary Shares of the Company, par value of US$0.01 per share.

This instrument of transfer may be executed in any number of counterparts.

[Signature page follows]

* Indicate that certain information contained herein has been omitted. Confidential treatment has been requested with respect to the omitted portions.

Dated as of the date first written above

Transferor

EHI CAR SERVICES LIMITED	In the presence of:

Name: ZHANG, Ruiping	(Witness)
Title: Director

Transferee

*	In the presence of:

Name: *	(Witness)
Title: Director

* Indicate that certain information contained herein has been omitted. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

EXHIBIT C

FORM OF NOTICE TO DIDI

SUPPLEMENTARY AGREEMENT

TO

SHARE PURCHASE AGREEMENT

This Supplementary Agreement (this “Supplementary Agreement”) is entered into by and between the following parties on June 20, 2015:

1.                                   * a company duly incorporated and existing under the laws of the British Virgin Islands (the “Purchaser”);

2.                                   EHI CAR SERVICES LIMITED, a company duly incorporated and existing under the laws of the Cayman Islands (the “Seller”); and

3.                                   * (the “Guarantor”).

For purposes of this Supplementary Agreement, the Purchaser, the Seller, and the Guarantor are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.                                   The Parties entered into a Share Purchase Agreement on June 2, 2015 (the “Share Purchase Agreement”) in connection with the purchase the entire 100 Ordinary Shares (the “Transferred Shares”) in Elite Plus Developments Limited (添傑發展有限公司), a company incorporated under the laws of the British Virgin Islands (the “Company”) by the Purchaser;

2.                                   The Parties wish to change the “Conditions Precedent to Closing to Be Fulfilled by the Purchaser3.     “ under the Section 6.2(c) of the Share Purchase Agreement.

NOW THEREFORE, based on the principles of equality and mutual benefit, the Parties enter into this Supplementary Agreement through the amicable negotiation as follows:

*  Indicate that certain information contained herein has been omitted. Confidential treatment has been requested with respect to the omitted portions.

1

1.                                   Definition

All capitalized terms used herein shall have the same meaning as in the Share Purchase Agreement, except as otherwise set forth in this Supplementary Agreement.

2.                                   Conditions Precedent to Closing

The Parties agree that the Section 6.2(c) of the Share Purchase Agreement should be changed into the following:

“The Purchaser shall have sent Didi a written notice in the form attached as Exhibit C (the “Notice to Didi”), and the Purchaser shall have received acknowledgment email from * or * other relevant person of Didi in charge of the financing matters.  Since the delivery of the Notice to Didi, neither Didi nor any of its shareholders has raised any objection to the transactions contemplated under this Agreement.”

3.                                   Miscellaneous

(1)                                 In the event there is any discrepancy between the Share Purchase Agreement and this Supplementary Agreement, this Supplementary Agreement shall prevail and the remaining provisions under the Share Purchase Agreement shall remain effective.

(2)                                 This Supplementary Agreement shall become effective after the signature of the authorized representative of the Parties.

[The following is left blank intentionally]

* Indicate that certain information contained herein has been omitted. Confidential treatment has been requested with respect to the omitted portions.

2

IN WITNESS WHEREOF, the Parties have caused this Supplementary Agreement to be duly executed as of the date first written above.

PURCHASER

EAGLE LEGEND GLOBAL LIMITED

By:	/s/ *
Name:	*
Title:	Authorized Signatory

GUARANTOR

By:	/s/ *
Name:	*
Title:	General Partner

* Indicate that certain information contained herein has been omitted. Confidential treatment has been requested with respect to the omitted portions.

[Signature page to the Supplementary Agreement to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Supplementary Agreement to be duly executed as of the date first written above.

SELLER

EHI CAR SERVICES LIMITED

By:	/s/ ZHANG, Ruiping
	Name:	ZHANG, Ruiping
	Title:	Director

[Signature page to the Supplementary Agreement to Share Purchase Agreement]